UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2024 (May 31, 2024)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, KY 40202

(Address of principal executive offices, and zip code)

(502) 580-1000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2024, Humana Inc. (the “Company”) entered into (i) a new 364-day $2,107,812,500 unsecured revolving credit agreement with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as the Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners (the “364-Day Credit Agreement”), which replaces that certain 364-day $1.5 billion unsecured revolving credit agreement, dated as of June 2, 2023, that expired in accordance with its terms and (ii) a first amendment (the “First Amendment”) to the Company’s existing five-year $2.5 billion unsecured revolving credit agreement, dated as of June 2, 2023, with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as the Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners (the “Existing 5-Year Credit Agreement”; the Existing 5-Year Credit Agreement, as amended by the First Amendment, the “5-Year Credit Agreement”; the 5-Year Credit Agreement, together with the 364-Day Credit Agreement, the “Revolving Credit Agreements”), which increases the amount of the commitments under the Existing 5-Year Credit Agreement from $2,500,000,000 to $2,642,187,500. Any borrowings under the Revolving Credit Agreements will be used by the Company for general corporate purposes.

Loans under the Revolving Credit Agreements bear interest at Term SOFR or the base rate plus a spread. The Company will pay an annual facility fee under each Revolving Credit Agreement regardless of utilization.

The Revolving Credit Agreements contain customary covenants, including a maximum debt to capitalization financial condition covenant, as well as customary events of default. The terms of the Revolving Credit Agreements also include standard provisions related to conditions of borrowing, including customary representations and warranties. In addition, the Revolving Credit Agreements permit the incurrence up to $500 million of incremental commitments, which amount may be allocated between the 5-Year Credit Agreement and the 364-Day Credit Agreement as the Company may elect.

We have other relationships, including financial advisory and banking, with some parties to the Revolving Credit Agreements.

As of May 31, 2024, we have no borrowings outstanding under the Revolving Credit Agreements and approximately $18.1 million of issued and undrawn letters of credit under the 5-Year Credit Agreement. Accordingly, as of May 31, 2024, we have approximately $2.624 billion of remaining borrowing capacity under the 5-Year Credit Agreement and approximately $2.11 billion of remaining borrowing capacity under the 364-Day Credit Agreement.

The foregoing description of the Revolving Credit Agreements does not purport to be complete. For an understanding of the terms and provisions of the 364-Day Credit Agreement and the 5-Year Credit Agreement, reference should be made to the copy of the 364-Day Credit Agreement, attached as Exhibit 10.1 and the copy of the First Amendment attached as Exhibit 10.2 to this Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	364-Day Revolving Credit Agreement, dated as of May 31, 2024, among Humana Inc., and JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners.

10.2	First Amendment to Fifth Amended and Restated Credit Agreement, dated as of May 31, 2024, among Humana Inc., and JPMorgan Chase Bank, N.A. as Agent, and certain banks and other financial institutions party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ John-Paul Felter
John-Paul Felter
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: June 5, 2024